 Exhibit 99.1

Important Notice Concerning Participant Blackout Period Under the

WD-40 Company Profit Sharing 401(k) Plan

Restriction on Personal Trading of Company Stock

Date: April 8, 2016

To: Executive Officers and Directors of WD-40 Company

As a director or executive officer of WD-40 Company (the “Company”), you are subject to restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and Rule 104 of Regulation BTR under the Securities Exchange Act of 1934 (“Regulation BTR”).  Those restrictions prohibit certain transactions in the Company’s common stock during retirement plan blackout periods.

The WD-40 Company Profit Sharing 401(k) Plan (the “Plan”) will transfer participant accounts and associated recordkeeping from Fidelity Investments to Empower Retirement effective May 16, 2016.  As a result of this change, plan participants will be unable, for a period of time, to transfer or diversify their investments in their accounts under the Plan; or obtain a loan, withdrawal, or distribution.  This period is referred to as a blackout period.

The temporary blackout period for participants under the Plan begins at 1 p.m. Pacific time, May 4, 2016, and ends the week of May 29, 2016.  For questions concerning the blackout period, including the date that the blackout period has ended, you may contact Empower Retirement at (888) 411-4015.  You may also write to Empower Retirement at 7 Shattuck Road, Andover, MA 01810.

Sarbanes-Oxley and Regulation BTR require that the Company provide notice to you, as an executive officer or director, that you are generally prohibited, during the blackout period for participants under the Plan, from directly or indirectly purchasing, selling, or otherwise transferring shares of the Company’s common stock, without regard to whether you are a participant under the Plan.

If you have questions concerning the restrictions imposed by Sarbanes-Oxley on your ability to trade or otherwise transfer shares of the Company’s common stock during the blackout period, you may contact Richard T. Clampitt, Vice President, General Counsel and Corporate Secretary, at (619) 275-1400.